Exhibit 14.1

Code of Ethics and Business Conduct

1.       Introduction.

1.1        The Board of Directors of Tancheng Group Co., Ltd. (together with its subsidiaries and affiliated entities, the “Company”) has adopted this Code of Ethics and Business Conduct (this “Code”) in order to:

(a)        promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)        promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)        promote compliance with applicable governmental laws, rules and regulations;

(d)        deter wrongdoing; and

(e)        ensure accountability for adherence to the Code.

1.2        All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10.

2.       Honest and Ethical Conduct.

2.1        The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2        Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.       Conflicts of Interest.

3.1        A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2        Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.3.

3.3        Persons who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Compliance Officer with a written description of the activity and seeking the Compliance Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Compliance Officer. If the Company does not have a Compliance Officer, then references in this Code to Compliance Officer shall be deemed to be references to the Company’s Chief Executive Officer.

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4.       Compliance With Applicable Laws, Rules and Regulations.

4.1        Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2        Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. If any doubt exists about whether a course of action is lawful, they should seek advice immediately from their supervisor or the Compliance Officer.

4.3        No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to (a) obtain profit for himself or herself; or (b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5.       Corporate Opportunities.

Directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the informed prior consent of the Board of Directors. They may not use corporate property or information obtained through their position with the Company for improper personal gain, and they may not compete with the Company directly or indirectly. Furthermore, each director, officer and employee owes a duty to the Company to advance its legitimate interests when such an opportunity arises.

6.       Discrimination and Harassment.

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class.

7.       Health and Safety.

7.1        The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence or threats of violence are not permitted.

7.2        Each employee is expected to perform his/her duty to the Company in a safe manner, free of any influence of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited.

8.       Company Records.

8.1        All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law. For example, employees who must report their hours worked should only report the true and actual number of hours worked (whether for purposes of individual pay or for purposes of reporting such information to customers). Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. An employee is responsible for understanding and complying with the Company’s recordkeeping policy. An employee should contact the supervisor or the Compliance Officer if he/she has any questions regarding the recordkeeping policy.

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8.2        All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal control.

9.       Disclosure.

9.1        The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other Company information, must comply with applicable federal securities laws and SEC rules.

9.2        Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other Company information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

9.3        Each director, officer and employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

10.    Reporting and Enforcement.

10.1     Reporting and Investigation of Violations.

(a)        Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee, or the Board of Directors if no Audit Committee exists.

(b)        Actions prohibited by this Code involving any other person must be reported to the reporting person’s supervisor or the Compliance Officer.

(c)        After receiving a report of an alleged prohibited action, the Audit Committee, or the Board of Directors if no Audit Committee exists, the relevant supervisor or the Compliance Officer must promptly take all appropriate actions necessary to investigate.

(d)        All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2     Enforcement.

(a)        The Company must ensure prompt and consistent action against violations of this Code.

(b)        If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the full Board of Directors.

(c)        If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the Chief Executive Officer or the Board of Directors if the Company does not have a Compliance Officer.

(d)        Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Chief Executive Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

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10.3     Waivers.

(a)        Each of the Audit Committee (or the Board of Directors if no Audit Committee exists) (in the case of a violation by a director or executive officer) and the Chief Executive Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code subject to applicable national exchange rules and SEC regulations.

(b)        Any waiver for a director or an executive officer shall be disclosed as required by SEC and any applicable national exchange rules.

10.4     Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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